                                                      EXECUTION COUNTERPART



=====================================================================





                    HEMISPHERE BROADCASTING CORPORATION

                    AMENDED AND RESTATED LOAN AGREEMENT


                       Dated as of December 22, 1994




                         THE CHASE MANHATTAN BANK
                          (NATIONAL ASSOCIATION),
                          as Administrative Agent





================================================================

                             TABLE OF CONTENTS

          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                       Page

Section 1.  Definitions; Accounting Matters and
      Interpretation of Provisions . . . . . . . . . . . . . . . . . . .  1
      1.01  Certain Defined Terms. . . . . . . . . . . . . . . . . . . .  1
      1.02  Types of Loans . . . . . . . . . . . . . . . . . . . . . . .  8

Section 2.  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      2.01  Conversion of Loans. . . . . . . . . . . . . . . . . . . . .  8
      2.02  Lending Offices. . . . . . . . . . . . . . . . . . . . . . .  8
      2.03  Remedies Independent . . . . . . . . . . . . . . . . . . . .  9
      2.04  Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      2.05  Conversions or Continuations of Loans. . . . . . . . . . . .  9

Section 3.  Payments of Principal and Interest . . . . . . . . . . . . .  9
      3.01  Repayment of Loans . . . . . . . . . . . . . . . . . . . . .  9
      3.02  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      3.03  Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . 11

Section 4.  Payments; Pro Rata Treatment; Computations;
              Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      4.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      4.02  Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . 12
      4.03  Computations . . . . . . . . . . . . . . . . . . . . . . . . 13
      4.04  Non-Receipt of Funds by the Administrative
            Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Section 5.  Yield Protection, Etc. . . . . . . . . . . . . . . . . . . . 13
      5.01  Additional Costs . . . . . . . . . . . . . . . . . . . . . . 13
      5.02  Limitation on Eurodollar Loans . . . . . . . . . . . . . . . 16
      5.03  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . 16
      5.04  Treatment of Affected Loans. . . . . . . . . . . . . . . . . 17
      5.05  Compensation . . . . . . . . . . . . . . . . . . . . . . . . 17
      5.06  U.S. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 18
      5.07  Replacement or Prepayment of Certain Banks . . . . . . . . . 21

Section 6.  Conditions Precedent . . . . . . . . . . . . . . . . . . . . 21
      6.01  Effectiveness of Amendment and Restatement . . . . . . . . . 21

Section 7.  Representations and Warranties . . . . . . . . . . . . . . . 23
      7.01  Corporate Existence. . . . . . . . . . . . . . . . . . . . . 23
      7.02  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 23
      7.03  No Breach. . . . . . . . . . . . . . . . . . . . . . . . . . 23
      7.04  Action . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      7.05  Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . 24
      7.06  Use of Loans . . . . . . . . . . . . . . . . . . . . . . . . 24

                                    (i)

Section 8.  Covenants of the Borrower. . . . . . . . . . . . . . . . . . 24
      8.01  Financial Information. . . . . . . . . . . . . . . . . . . . 25
      8.02  Existence, Etc.. . . . . . . . . . . . . . . . . . . . . . . 25
      8.03  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . 25

Section 9.  Events of Default. . . . . . . . . . . . . . . . . . . . . . 25

Section 10.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . 27
      10.01  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      10.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      10.03  Expenses, Etc.. . . . . . . . . . . . . . . . . . . . . . . 28
      10.04  Successors and Assigns. . . . . . . . . . . . . . . . . . . 28
      10.05  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . 29
      10.06  Captions. . . . . . . . . . . . . . . . . . . . . . . . . . 29
      10.07  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . 29
      10.08  Governing Law; Submission to Jurisdiction . . . . . . . . . 29
      10.09  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . 29
      10.10  Appointment of Infinity as Agent. . . . . . . . . . . . . . 30


                                    (ii)

SCHEDULE I    - Banks and Loans
SCHEDULE II   - Litigation


EXHIBIT A     - Form of Note
EXHIBIT B-1   - Form of Opinion of Counsel to the Borrower
EXHIBIT B-2   - Form of Opinion of FCC Counsel to the Borrower



                                    (iii)

          AMENDED AND RESTATED LOAN AGREEMENT dated as of December 22, 1994 between: HEMISPHERE BROADCASTING CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware (together with its successors and assigns, the "Borrower"); and THE CHASE MANHATTAN BANK (NATIONAL
              ________
ASSOCIATION), a national banking association, as Administrative Agent under the Infinity Credit Agreement referred to below for each of the lenders identified under the caption "BANKS" on
Schedule I hereto or which hereafter shall hold loans to the Borrower hereunder (individually, a "Bank" and, collectively, the
                                     ____
"Banks") (in such capacity, together with its successors in such
 _____
capacity, the "Administrative Agent").
               ____________________

          The Borrower and the Administrative Agent are parties to a Loan Agreement dated as of June 7, 1994 (such Loan Agreement, as modified and supplemented and as in effect immediately prior to the Effective Date referred to below, the "Existing Loan Agreement") governing loans (the "Existing Loans")
 _______________________                         ______________
held by the Banks to the Borrower.

          The Borrower wishes to amend and restate the Existing Loan Agreement. Accordingly, the Borrower has requested and the Banks and the Administrative Agent have agreed, effective as of the Effective Date (as such term is defined below), that the Existing Loan Agreement shall be amended and restated to read as set forth in this Agreement, all on the terms and conditions hereinafter set forth so that, as amended and restated, the Existing Loan Agreement reads in its entirety as provided in this Amended and Restated Loan Agreement (provided that (i) if the
                                     ________
Effective Date does not occur on or prior to December 31, 1994, this Agreement shall terminate and be of no further force and effect and the Existing Loan Agreement shall not be so amended and restated, and (ii) the obligations of the Borrower referred to in Section 10.03 hereof shall survive the termination of this Agreement whether or not the Effective Date in fact occurs).

          Section 1.  Definitions; Accounting Matters and
                      ___________________________________
Interpretation of Provisions.
____________________________

          1.01  Certain Defined Terms.  As used herein, the
                _____________________
following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
               ____ _____

          "Agreement" shall mean this Amended and Restated Loan
           _________
Agreement, as the same shall be modified and supplemented and in effect from time to time, and the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Amended and Restated Loan Agreement as a whole and not to any particular provision of this Amended

                    Subsidiary Loan Agreement
                    _________________________
and Restated Loan Agreement unless otherwise specified. In addition, the term "date hereof" and terms of similar import when used in this Agreement shall refer to the date of this Amended and Restated Loan Agreement (and not to the date of the Existing Loan Agreement).

          "Applicable Lending Office" shall mean, for each Bank
           _________________________
and for each Type of Loan, the "Lending Office" of such Bank (or of an affiliate of such Bank) designated for such Type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type are to be made and maintained.

          "Applicable Margin" shall have the meaning assigned
           _________________
thereto in the Infinity Credit Agreement as in effect from time to time.

          "Bankruptcy Code" shall mean the Federal Bankruptcy
           _______________
Code of 1978, as amended from time to time.

          "Base Rate" shall mean, for any day, the higher of
           _________
(a) the Federal Funds Rate for such day plus 1/2 of 1% and
(b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

          "Base Rate Loans" shall mean Loans which bear interest
           _______________
at rates based upon the Base Rate.

          "Business Day" shall mean (a) any day on which
           ____________
commercial banks are not authorized or required to close in New York City and (b) if such day relates to a payment or prepayment of principal of or interest on, or an Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, or to a Continuation of or a Conversion of or into a Eurodollar Loan or a notice by the Borrower with respect to any such Continuation or Conversion, such day shall also be a day on which dealings in Dollar deposits are carried out in the London interbank market.

          "Chase" shall mean The Chase Manhattan Bank (National
           _____
Association).

          "Closing Date" shall mean the date on which the
           ____________
Administrative Agent gives notice (such notice to be effective upon dispatch) to the Borrower and the Banks that all of the conditions precedent to the effectiveness of this Agreement set forth in Section 6 hereof shall have been satisfied or waived by such of the Banks as are required for such purpose.

                    Subsidiary Loan Agreement
                    _________________________

          "Code" shall mean the Internal Revenue Code of 1986, as
           ____
amended from time to time.

          "Continue", "Continuation" and "Continued" shall refer
           ________    ____________       _________
to the continuation pursuant to Section 2.05 hereof of a Eurodollar Loan from one Interest Period for such Loan to the next Interest Period for such Loan.

          "Convert", "Conversion" and "Converted" shall refer to
           _______    __________       _________
a conversion pursuant to Section 2.05 hereof of Base Rate Loans into Eurodollar Loans or of Eurodollar Loans into Base Rate Loans, which may be accompanied by the transfer by a Bank (at its sole discretion) of a Loan from one Applicable Lending Office to another.

          "Credit Documents" shall mean, collectively, this
           ________________
Agreement and the Notes.

          "Default" shall mean an Event of Default or an event
           _______
which with notice or lapse of time or both would become an Event of Default.

          "Dollars" and "$" shall mean lawful money of the United
           _______       _
States of America.

          "Effective Date" shall have the meaning assigned
           ______________
thereto in the Infinity Credit Agreement.

          "Eurodollar Base Rate" shall mean, with respect to any
           ____________________
Eurodollar Loan or any LIBOR Market Loan for any Interest Period therefor, the arithmetic mean, as determined by the Administrative Agent, of the rates per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted by the respective Reference Banks at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period for the offering by the respective Reference Banks to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount equal to $5,000,000. If any Reference Bank does not timely furnish such information for determination of any Eurodollar Rate, the Administrative Agent shall determine such rate on the basis of the information timely furnished by the remaining Reference Banks.

          "Eurodollar Loans" shall mean Loans which bear interest
           ________________
at rates which are determined on the basis of rates referred to in the definition of "Eurodollar Base Rate" in this Section 1.01.

          "Eurodollar Rate" shall mean, for any Eurodollar Loan
           _______________
for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by

                    Subsidiary Loan Agreement
                    _________________________
the Administrative Agent to be equal to the quotient of (a) the
Eurodollar Base Rate for such Loan for such Interest Period
divided by (b) the result of (i) 1 minus (ii) the Reserve
__________                         _____
Requirement for such Loan for such Interest Period.

          "Event of Default" shall have the meaning assigned to
           ________________
such term in Section 9 hereof.

          "FCC" shall mean the Federal Communications Commission
           ___
or any successor thereto.

          "Federal Funds Rate" shall mean, for any day, the rate
           __________________
per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Administrative Agent.

          "Infinity" shall mean Infinity Broadcasting
           ________
Corporation, a Delaware corporation that owns, directly or indirectly, all of the issued and outstanding capital stock of the Borrower.

          "Infinity Credit Agreement" shall mean the Second
           _________________________
Amended and Restated Credit Agreement dated as of December 22, 1994 between Infinity, the lenders party thereto, Chase, as Administrative Agent, Bank of America Illinois, The Bank of Montreal, The Bank of New York, Chemical Bank, Compagnie Financiere de CIC et de l'Union Europeenne, The First National Bank of Boston and National Westminster Bank USA, as Co-Agents, and Chemical Bank, as Collateral Agent, as the same shall be modified and supplemented and in effect from time to time.


          "Interest Accrual Date" shall mean (i) with respect to
           _____________________
any Loan outstanding on the Effective Date that was converted from an Existing Loan to a Loan pursuant to Section 2.01 hereof, the day immediately following the last day through which interest has been paid on such Loan under the Existing Loan Agreement; provided that if on the Effective Date or the effective date of
________
any such assignment there shall be outstanding or assigned both Base Rate Loans and Eurodollar Loans and/or Eurodollar Loans having different Interest Periods, the "Interest Accrual Date"

                    Subsidiary Loan Agreement
                    _________________________
with respect to all such Loans then outstanding or so assigned, as the case may be, shall be the earliest day as to which interest has accrued on any of such Loans which interest has not been paid.

               "Interest Period" shall mean (subject to Section
                _______________
3.02(d) hereof), with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Base Rate Loan or the last day of the immediately preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third, sixth or (in respect of any such Loan of a particular Class, with the approval of all of the Banks) twelfth calendar month thereafter, as the Borrower may select as provided in Section 4.05 of the Infinity Credit Agreement, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) no Interest Period for any Loan may commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Loans having Interest Periods which end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Loans scheduled to be outstanding after giving effect to the payments of principal of such Loans required to be made on such Principal Payment Date;
(b) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business
Day); and (c) notwithstanding clause (a) above, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available as a Eurodollar Loan hereunder.

          "Lien" shall mean, with respect to any Property, any
           ____
mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

          "Loans" shall have the meaning assigned thereto in
           _____
Section 2.01 hereof.

                    Subsidiary Loan Agreement
                    _________________________

          "Majority Banks" shall have the meaning assigned
           ______________
thereto in the Credit Agreement.

          "Margin Stock" shall mean margin stock within the
           ____________
meaning of Regulation U and Regulation X.

          "Material Adverse Effect" shall mean a material adverse
           _______________________
effect on (a) the Property, business, operations, financial condition, liabilities or capitalization of Infinity and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Credit Documents, (c) the validity or enforceability of any of the Credit Documents, (d) the rights and remedies of any of the Banks and the Administrative Agent under any of the Credit Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

          "Notes" shall mean the promissory notes provided for by
           _____
Section 2.04 hereof.

          "Person" shall mean any individual, corporation,
           ______
company, voluntary association, partnership, Joint Venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "Post-Default Rate" shall mean, in respect of any
           _________________
principal of or interest on any Loan or any other amount payable by the Borrower under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date therefor to but excluding the date such amount is paid in full equal to the lesser of (a) 2% plus the Base Rate as in effect from time to
                 ____
time plus the Applicable Margin for Base Rate Loans (provided
     ____                                            _________
that, if the amount so in default is principal of a Eurodollar Loan and the day interest thereon commences to be payable at the Post-Default Rate is a day other than the last day of an Interest Period therefor, the "Post-Default Rate" for such principal shall be, for the period from and including such day to but excluding the last day of such Interest Period, 2% plus the interest rate
                                         ____
for such Loan as provided in Section 3.02(a) hereof and, thereafter, the rate provided for above in this definition), and
(ii) the maximum rate permitted by the law of the State of New
York.

          "Prime Rate" shall mean the rate of interest from time
           __________
to time announced by Chase at the Principal Office as its prime commercial lending rate.

                    Subsidiary Loan Agreement
                    _________________________

          "Principal Office" shall mean the principal office of
           ________________
the Administrative Agent and Chase, presently located at 1 Chase
Manhattan Plaza, New York, New York 10081.

          "Principal Payment Date" shall mean each Quarterly Date
           ______________________
on which a principal payment in respect of the Loans is required to be made pursuant to Section 3.01 hereof.

          "Property" shall mean any right or interest in or to
           ________
property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "Quarterly Dates" shall mean the last Business Day of
           _______________
March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.

          "Reference Banks" shall mean Chase, The Bank of New
           _______________
York and Chemical Bank (or their Applicable Lending Offices, as the case may be).

          "Regulation D", "Regulation U" and "Regulation X" shall
           ____________    ____________       ____________
mean, respectively, Regulation D, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

          "Regulatory Change" shall mean, with respect to any
           _________________
Bank, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Reserve Requirement" shall mean, for any Interest
           ___________________
Period for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Base Rate is to be

                    Subsidiary Loan Agreement
                    _________________________
determined as provided in the definition of "Eurodollar Base
Rate" in this Section 1.01 or (b) any category of extensions of credit or other assets which includes Eurodollar Loans.

          "Senior Officer" shall mean the President or the Vice
           ______________
President-Finance of the Borrower.

          "Subsidiary" shall mean, for any Person, any
           __________
corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. "Wholly Owned Subsidiary" shall mean, for any Person, any such corporation, partnership or other entity of which all of the securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled.

          "Type" shall have the meaning assigned to such term in
           ____
Section 1.02 hereof.

          1.02  Types of Loans.  Loans hereunder are
                ______________
distinguished by "Type". The "Type" of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type.


          Section 2.  Loans.
                      _____

          2.01  Conversion of Loans.  As of the Closing Date, all
                ___________________
of the Loans under and as defined in the Existing Loan Agreement outstanding immediately prior to the Effective Date and outstanding immediately prior to the Closing Date shall constitute "Loans" hereunder (such Loans being herein collectively called "Loans"). Subject to the terms and
                     _____
conditions of this Agreement, the Borrower may (as provided in Section 2.05 hereof) Convert Loans of one Type into Loans of the other Type or Continue Loans of one Type as Loans of the same Type.

          2.02  Lending Offices.  The Loans of each Type made by
                _______________
each Bank shall be made and maintained at such Bank's Applicable
Lending Office for Loans of such Type.

                    Subsidiary Loan Agreement
                    _________________________

          2.03  Remedies Independent.  The amounts payable by the
                ____________________
Borrower at any time hereunder and under the Notes shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

          2.04  Notes.  The Loans held by each Bank shall be
                _____
evidenced by a single promissory note (each, a "Note") of the Borrower in substantially the form of Exhibit A hereto, dated the Interest Accrual Date, payable to the order of such Bank in a principal amount equal to the amount set forth opposite such Bank's name on Schedule I hereto and otherwise duly completed.

          2.05  Conversions or Continuations of Loans.  Subject
                _____________________________________
to Sections 2,09. 2.10 and 4.04 of the Infinity Credit Agreement, the Borrower shall have the right to Convert Loans of one Type into Loans of the other Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time.


          Section 3.  Payments of Principal and Interest.
                      __________________________________

          3.01  Repayment of Loans.  The Borrower hereby promises
                __________________
to pay to the Administrative Agent for account of each Bank the principal of the Loans held by such Bank that are outstanding on June 30, 1998 in 20 installments payable on the Principal Payment Dates as follows (each such installment to be in an amount equal to the product of (i) the aggregate principal amount of the Loans outstanding at the close of business on June 30, 1998 held by such Bank times (ii) the percentage set forth below opposite the
          _____
related Principal Payment Date):

 Principal Payment Date
      Occurring In:                             Percentage
      _____________                             __________

     September 1998                               6.250%
     December  1998                               6.250%
     March 1999                                   3.750%
     June 1999                                    3.750%
     September 1999                               3.750%
     December 1999                                3.750%
     March 2000                                   4.375%
     June 2000                                    4.375%
     September 2000                               4.375%
     December 2000                                4.375%
     March 2001                                   5.000%
     June 2001                                    5.000%
     September 2001                               5.000%
     December 2001                                5.000%

                    Subsidiary Loan Agreement
                    _________________________

     March 2002                                   5.000%
     June 2002                                    5.000%
     September 2002                               5.000%
     December 2002                                5.000%
     March 2003                                   7.500%
     June 2003                                    7.500%

          3.02  Interest.
                ________

          (a) The Borrower hereby promises to pay to the Administrative Agent for account of each Bank interest on the unpaid principal amount of each Loan of such Bank hereunder for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full, at the following rates per annum:

               (i)  during any period while such Loan is a Base
     Rate Loan, the Base Rate (as in effect from time to time)
     plus the Applicable Margin; and
     ____

              (ii)  during any period while such Loan is a
     Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin.
     ____

          (b) Notwithstanding the foregoing, to the maximum extent permitted by the law of the State of New York, the Borrower hereby promises to pay to the Administrative Agent for account of each Bank interest at the applicable Post-Default Rate on any principal of or interest on any of the Loans hereunder held by such Bank and on any other amount payable by the Borrower hereunder or under the Notes held by such Bank to or for account of such Bank which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full.

          (c)  Accrued interest on each Loan shall be payable
(i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, (iii) in the case of any Loan, upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), and (iv) upon the Conversion of such Loan to a Loan of the other Type (but only on the principal amount so Converted); except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided

                    Subsidiary Loan Agreement
                    _________________________
for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks and to the Borrower.

          (d) Anything in this Agreement to the contrary notwithstanding, with respect to each of the Loans made under the Existing Loan Agreement prior to the Closing Date and outstanding on the Closing Date as Eurodollar Loans: (i) the Interest Period in effect for such Loan under the Existing Loan Agreement on the Closing Date shall be the initial Interest Period for such Loan hereunder; (ii) the first day of such Interest Period for all purposes hereunder shall be the first day of such Interest Period under the Existing Loan Agreement; and (iii) the rate of interest applicable to such Loan for such Interest Period shall be the Eurodollar Rate (under and as defined in the Existing Loan Agreement for such Loan for such Interest Period plus, during the portion of such Interest Period ending on the Effective Date, the Applicable Margin for such Loan provided for in Section 1.01 of the Existing Loan Agreement and, during that portion of such Interest Period commencing on the Closing Date, the Applicable Margin for such Loan provided for in Section 1.01 of this Agreement.

          3.03  Prepayments.  Subject to Sections 3.03 and 4.04
                ___________
of the Infinity Credit Agreement, the Borrower shall have the right to prepay Loans hereunder at any time or from time to time, provided that nothing in this Section 3.03 shall relieve the
________
Borrower from its obligations under Section 5 hereof.


          Section 4.  Payments; Pro Rata Treatment; Computations; Etc.
                      ________________________________________________

          4.01  Payments.
                ________

          (a) Except to the extent otherwise provided herein or therein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the Notes, shall be made in Dollars, in immediately available funds, to the Administrative Agent at account number NYAO-DI-900-
9-000002 maintained by the Administrative Agent with Chase at the Principal Office, not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

          (b) The Administrative Agent or any Bank for whose account any such payment is to be made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with it (with notice to the Borrower and Infinity).

                    Subsidiary Loan Agreement
                    _________________________

          (c) The Borrower shall, at the time it makes any payment under this Agreement or any of its Notes, notify the Administrative Agent (which shall so notify the intended recipient(s) thereof) of the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied in which case such payment shall be so applied, subject to
Section 4.02 hereof (and in the event that it fails to so specify, the Administrative Agent may distribute the amount of such payment to the Banks in such manner as the Majority Banks may determine to be appropriate, subject to said Section 4.02).

          (d) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Bank shall be paid by the Administrative Agent promptly to such Bank, in immediately available funds, for account of such Bank's
Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

          (e) All payments by the Borrower hereunder shall be made without deduction, set-off or counterclaim.

          (f) If the due date of any payment under this Agreement or any Note of the Borrower would otherwise fall on a day which is not a Business Day such payment shall be made on the immediately preceding Business Day and interest on any principal so paid shall be payable to, but excluding, the date such payment is made.

          4.02  Pro Rata Treatment.  Except to the extent
                __________________
otherwise provided herein or in Section 4.02 of the Infinity
Credit Agreement:

          (a) the Conversion and Continuation of Loans of a particular type (other than Conversions provided for by Section 5.04 hereof) shall be made pro rata among the Banks holding Loans of such type according to the respective principal amounts of their Loans, and Eurodollar Loans of a particular type having the same Interest Period shall be allocated pro rata among the Banks according to the amounts of their respective Loans of such type;

          (b) each payment or prepayment of principal of Loans of a particular type shall be made to the Administrative Agent for account of the Banks holding Loans of such type pro rata in accordance with the respective unpaid principal amounts of the Loans of such type held by such Banks; and

          (c) each payment of interest on Loans of a particular type shall be made to the Administrative Agent for account of the Banks holding Loans of such type pro rata in

                    Subsidiary Loan Agreement
                    _________________________
     accordance with the amounts of interest on Loans of such type then due and payable to such Banks.

          4.03  Computations.  Interest on Eurodollar Loans
                ____________
hereunder shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable and interest on Base Rate Loans hereunder shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or commitment fee is payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

          4.04  Non-Receipt of Funds by the Administrative Agent.
                ________________________________________________
Unless the Administrative Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which the
                           _____
Payor is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the "Required Payment"), which notice
                                 ________________
shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at, if such recipient is a Bank, a rate per annum equal to the Federal Funds Rate for such day or, if such recipient is the Borrower, at a rate per annum equal to the Base Rate then in effect plus the Applicable Margin for Base Rate Loans if such Required Payment related to the making of a Base Rate Loan and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid.


          Section 5.  Yield Protection, Etc.
                      _____________________

          5.01  Additional Costs.
                ________________

                    Subsidiary Loan Agreement
                    _________________________

          (a) The Borrower shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans, or any reduction in any amount receivable by such Bank in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:
 ________________

               (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than taxes imposed on or measured by the overall net income of such Bank or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Bank is incorporated or has its principal office or such Applicable Lending Office); or

              (ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Eurodollar Base Rate" in
     Section 1.01 hereof), or any commitment of such Bank (including the Commitments of such Bank hereunder); or

             (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities).

If any Bank requests compensation from the Borrower under this
Section 5.01(a), the Borrower may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable).

          (b) Without limiting the effect of the provisions of paragraph (a) of this Section 5.01, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower

                    Subsidiary Loan Agreement
                    _________________________

(with a copy to the Administrative Agent), the obligation of such Bank to make or Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable).

          (c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs which it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority
(i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR
Part 208, Appendix A; 12 CFR Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A)), of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(c), "Basle Accord" shall mean the proposals
                          ____________
for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

          (d) Each Bank shall notify the Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (c) of this
Section 5.01 as promptly as practicable after it obtains actual knowledge thereof and determines to request such compensation and will designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such

                    Subsidiary Loan Agreement
                    _________________________
compensation and will not, in the reasonable opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America, provided that no Bank shall be entitled to compensation under this Section 5.01 for any costs incurred more than six months prior to the date the respective Bank requests the Borrower for such compensation.
Each Bank will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this Section 5.01. Determinations and allocations by any Bank for purposes of this
Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this
Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis. Notwithstanding anything in this Section 5.01 to the contrary, no Bank shall be entitled to compensation (i) if any increase in costs results from any Bank failing to comply with any of the requirements set forth in Section 5.06(a) or (ii) for any costs to a Bank that are already taken into account in the determination of the applicable interest rate.

          5.02  Limitation on Eurodollar Loans.  Anything herein
                ______________________________
to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Base Rate for any Eurodollar Loans for any Interest Period, the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for such Eurodollar Loans; then the Administrative Agent shall give the Borrower and each of the Banks which are to make or which hold such Loans prompt notice thereof, and so long as such condition remains in effect, such Banks shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans, Convert such Loans into Base Rate Loans in accordance with Section 2.05 hereof.

          5.03  Illegality.  Notwithstanding any other provision
                __________
of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans, then such Bank shall promptly notify the Borrower thereof (with a copy to the Administrative

                    Subsidiary Loan Agreement
                    _________________________

Agent) and such Bank's obligation to make or Continue, or to Convert Loans of any other type into, Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable).

          5.04  Treatment of Affected Loans.  If the obligation
                ___________________________
of any Bank to make Eurodollar Loans or Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 5.01 or 5.03 hereof, such Bank's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 5.01(b) or 5.03 hereof, on such earlier date as such Bank may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 hereof which gave rise to such Conversion no longer exist:

          (a) to the extent that such Bank's Eurodollar Loans of any series have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Eurodollar Loans of such series shall be applied instead to its Base Rate Loans of such series; and

          (b) all Loans which would otherwise be made or Continued by such Bank as Eurodollar Loans shall be made or Continued instead as Base Rate Loans and all Base Rate Loans of such Bank which would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Bank gives notice to the Borrower with a copy to the Administrative Agent that the circumstances specified in
Section 5.01 or 5.03 hereof which gave rise to the Conversion of such Bank's Eurodollar Loans of any series pursuant to this
Section 5.04 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans of such series held by other Banks are outstanding, such Bank's Base Rate Loans of such series shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans of such series held by such Banks and by such Bank are held pro rata (as to principal amounts, types and Interest Periods) in accordance with their respective Loans of such series.

          5.05  Compensation.  The Borrower shall pay to the
                ____________
Administrative Agent for account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such

                    Subsidiary Loan Agreement
                    _________________________

Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to any payment, prepayment or Conversion of a Eurodollar Loan held by such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of the Interest Period for such Loan. Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest which otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank). Each Bank will furnish a certificate to the Borrower setting forth the basis and amount of each request by such Bank for compensation under this
Section 5.05, such certificate to be conclusive as to the amount of compensation to which such Bank is entitled provided the determination of such amount is made on a reasonable basis.

          5.06  U.S. Taxes.
                __________

          (a) From time to time after the date hereof if requested by the Borrower or the Administrative Agent or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Bank organized under the laws of a jurisdiction outside the United States shall provide, if applicable, the Administrative Agent and the Borrower with complete, accurate and duly executed forms or other statements prescribed by the Internal Revenue Service of the United States certifying such Bank's exemption from, or entitlement to a reduced rate of, United States withholding taxes (including backup withholding taxes) with respect to its beneficial interest in payments to be made to such Bank hereunder and under the Notes. If such Bank has transferred a beneficial interest in any part of the Notes payable to it, it will forward to the Borrower or the Administrative Agent any such statements or forms executed by the Person to which it has transferred such beneficial interest.

          (b) The Borrower and the Administrative Agent shall be entitled to deduct and withhold any and all present or future

                    Subsidiary Loan Agreement
                    _________________________
taxes or withholdings, and all liabilities with respect thereto, from payments hereunder or under the Notes, if and to the extent that the Borrower or the Administrative Agent in good faith determines that such deduction or withholding is required by the law of the United States, including, without limitation, any applicable treaty of the United States. In the event the Borrower or the Administrative Agent shall so determine that deduction or withholding of taxes is required, it shall advise the affected Bank as to the basis of such determination prior to actually deducting and withholding such taxes. In the event the Borrower or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, it (i) shall pay to or deposit with the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by the Banks from whom the taxes were deducted or withheld; and (iii) shall forward to such Banks any official tax receipts or other documentation with respect to the payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority. Unless the Borrower and the Administrative Agent shall have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note or not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payment to or for any Bank organized under the laws of a jurisdiction outside the United States.

          (c) Each Bank organized under the laws of the United States or any state thereof agrees (i) that as between it and the Borrower or the Administrative Agent, it shall be the Person to deduct and withheld taxes, and to the extent required by law it shall deduct and withhold taxes, on amounts that such Bank may remit to any other Person(s) by reason of any undisclosed sale of a participation in this Agreement to such other Person(s); and
(ii) to indemnify the Borrower and the Administrative Agent and any officers, directors, agents or employees of the Borrower or the Administrative Agent against and to hold them harmless from any tax, interest, additions to tax, penalties, reasonable counsel and accountants fees and disbursements arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by law with respect to amounts described in clause (i) of this paragraph (c).

                    Subsidiary Loan Agreement
                    _________________________

          (d) Each assignee of a Bank's interest in this Agreement shall be bound by this Section 5.06, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 5.06. Unless the Borrower shall have consented in writing to such assignment, no assignee of a Bank's interest in this Agreement shall have the right to any payment under this Section 5.06 in excess of the amount that would have been payable to the assignor Bank.

          (e) Notwithstanding the foregoing, in the event that any withholding taxes shall become payable solely as a result of any change in any statute, treaty, ruling, determination or regulation occurring after the Initial Date (as hereinafter defined) in respect of any sum payable hereunder or under any Note to any Bank (or any participant in a Loan held by a Bank) or the Administrative Agent (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.06) such Bank (or any participant in a Loan held by a Bank) or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. For purposes of this Section 5.06, the term "Initial Date" shall mean
(i) in the case of the Administrative Agent, the date hereof,
(ii) in the case of each Bank as of the date hereof, the date hereof and (iii) in the case of any other Bank, the date it becomes a Bank hereunder. No amount payable hereunder to a holder of a participation in a Loan shall be greater in amount than the amount that would have been paid to the holder of the Loan had it retained the Loan and not sold the participation thereon.

          (f) If as a result of withholding taxes becoming payable in connection with any amount payable to or with respect to a Bank (i) the sum payable by the Borrower is increased pursuant to clause (i) of Section 5.06(e) hereof and (ii) such Bank utilizes a credit against any tax liability arising hereunder for which it is liable (other than the income tax liability directly satisfied by such withholding), then such Bank shall promptly pay to the Borrower an amount equal to such amount as the Bank estimates in a good faith exercise of its judgment represents the credit so utilized (not to exceed the corresponding sum payable by the Borrower pursuant to
Section 5.06(e) hereof), provided that a Bank shall not be obligated to make any payment hereunder to the extent such payment would result in such Bank's being in a worse after-tax economic position than if amounts paid to such Bank had not been

                    Subsidiary Loan Agreement
                    _________________________
subject to withholding taxes. In the event the credit is later disallowed, deferred or recaptured for any reason, the Borrower will pay the Bank such amount as will equal the amount of the credit so disallowed, deferred or recaptured, provided that the Borrower shall not be obligated to pay any amount hereunder to a Bank with respect to any credit that is later disallowed or recaptured in excess of the amount paid hereunder to the Borrower by such Bank in respect of such credit. In any such case, the applicable Bank shall provide to the Borrower a statement in reasonable detail setting forth the determination of such credit utilized by such Bank.

          5.07  Replacement or Prepayment of Certain Banks.  The
                __________________________________________
Borrower may, with respect to any Bank that requests compensation pursuant to Section 5.01 hereof, upon not less than three Business Days prior notice to such Bank (with a copy to the Administrative Agent) specifying the date for the consummation of the assignment contemplated below require that such Bank assign (in which case such Bank shall assign) as provided in Section 11.06(a) of the Infinity Credit Agreement all (but not less than all) of its Loans to one or more other financial institutions (which may be "Banks" hereunder) specified by the Borrower in such notice willing to accept such assignment for an amount equal to the sum of the outstanding aggregate principal amount of such Bank's Loans and unpaid interest thereon accrued to the date of the consummation of such assignment (such assignment to be pursuant to documentation reasonably acceptable to such Bank), provided that the Borrower shall pay to such Bank upon the consummation of such assignment (x) such amounts (if any) as are then owing to such Bank under Section 5 hereof (and, including without limitation, the amounts payable under Section 5.05 hereof, if any, that the Borrower would be required to pay such Bank if the Loans assigned by it were being prepaid by the Borrower on the date of such consummation) and (y) all other amounts then owing by the Borrower to or for the account of such Bank hereunder (other than such principal of its Loans and such interest).


          Section 6.  Conditions Precedent.
                      ____________________

          6.01  Effectiveness of Amendment and Restatement.  The
                __________________________________________
effectiveness of the amendment and restatement of this Agreement and the conversion of the Existing Loans to Loans hereunder shall be subject to the receipt by the Administrative Agent of the following, each of which shall be satisfactory to the Administrative Agent in form and substance:

          (a)  Corporate Documents.  A certificate from the
               ___________________
     Secretary of State of the state in which the Borrower is organized or has its principal place of business dated as of

                    Subsidiary Loan Agreement
                    _________________________
     a recent date as to the good standing (or its equivalent) of and, with respect to the Borrower's state of organization, the charter documents filed by the Borrower and copies, certified by a Secretary or an Assistant Secretary of the Borrower, of the charter and by-laws (or equivalent documents) of the Borrower and of all corporate authority for the Borrower (including, without limitation, board of director resolutions and evidence of the incumbency of officers) with respect to the execution, delivery and performance of each of the Credit Documents and each other document to be delivered by the Borrower from time to time in connection herewith and the Loans hereunder (and the Administrative Agent and each Bank may conclusively rely on such certificate until it receives notice in writing from such Obligor to the contrary).

          (b)  Officer's Certificate.  A certificate of a Senior
               _____________________
     Officer of the Borrower dated the Closing Date to the effect that after giving effect to the borrowing hereunder and to the proposed use of the Loans (i) no Default shall have occurred and be continuing; and (ii) the representations and warranties made by the Borrower in Section 7 hereof shall be true in all material respects on and as of the date of such certificate with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

          (c)  Opinion of Counsel to the Borrower and FCC Counsel
               __________________________________________________
     to the Borrower.  An opinion of counsel (reasonably
     _______________
     acceptable to the Administrative Agent) to the Borrower, dated the Closing Date, substantially in the form of Exhibit B-1 hereto and an opinion of FCC counsel (reasonably acceptable to the Administrative Agent) to the Borrower, dated the Closing Date, substantially in the form of Exhibit B-2 hereto (and the Borrower hereby instructs each such counsel to deliver its opinion to the Banks and the Administrative Agent).

          (d)  Notes.  The Notes, duly completed and executed and
               _____
     delivered.

          (e)  Approvals and Consents.  Evidence that all
               ______________________
     necessary governmental (including, without limitation, the FCC) and third party and shareholder consents, licenses, permits and approvals in connection with the execution, delivery, performance, validity and enforceability of each of the Credit Documents and the other transactions contemplated hereby have been obtained and are in full force and effect.

                    Subsidiary Loan Agreement
                    _________________________

          (f)  Fees and Expenses.  Evidence that all amounts
               _________________
     payable by the Borrower on or prior to the date hereof in connection with this Agreement, including without limitation, under Section 10.03 hereof have been paid in full (in the case of amounts payable under said Section 10.03, to the extent that invoices therefor have been delivered to the Borrower).

          (g)  Other Documents.  Such other documents as the
               _______________
     Administrative Agent or special New York counsel to Chase may reasonably request.


          Section 7.  Representations and Warranties.  The
                      ______________________________
Borrower represents and warrants to the Banks and the Administrative Agent that:

          7.01  Corporate Existence.  Each of the Borrower and
                ___________________
its Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

          7.02  Litigation.  Except as set forth in Schedule II
                __________
hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          7.03  No Breach.  None of the execution and delivery of
                _________
this Agreement and the Notes, the consummation of the transactions herein and therein contemplated and compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Borrower, or any applicable law or regulation (including, without limitation, the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder), or any order, writ, injunction or decree of any court or governmental authority or agency (including, without limitation, the FCC), or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, except for any such conflict, breach or default that would not have a Material

                    Subsidiary Loan Agreement
                    _________________________

Adverse Effect or result in the creation or imposition of any Lien upon any Property of the Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

          7.04  Action.  The Borrower has all necessary corporate
                ______
power and authority to execute, deliver and perform its obligations under each of the Credit Documents; the execution, delivery and performance by the Borrower of each of the Credit Documents have been duly authorized by all necessary corporate action on its part; and each of this Agreement and the Notes has been duly and validly executed and delivered by the Borrower and constitute its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          7.05  Approvals.  No authorizations, approvals or
                _________
consents of, and no filings or registrations with, any governmental or regulatory authority or agency (including, without limitation, the FCC) are necessary for the making or performance by the Borrower of this Agreement or the Notes, for the consummation of the transactions contemplated hereby or thereby, or for the validity or enforceability thereof, except for (a) filings of appropriate counterparts of this Agreement and related financing documents and other information with the FCC as
required by    73.3613 and 73.3615 of Title 47 of the Code of
Federal Regulations, and (b) authorizations, approvals, consents, filings or registrations (other than any of the foregoing to be obtained from the FCC) which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect.

          7.06  Use of Loans.  Neither the Borrower nor any of
                ____________
its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.


          Section 8.  Covenants of the Borrower.  The Borrower
                      _________________________
covenants and agrees with the Banks and the Administrative Agent that, so long as any Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder:

                    Subsidiary Loan Agreement
                    _________________________

          8.01  Financial Information.  The Borrower will deliver
                _____________________
to each of the Banks promptly, from time to time, such information regarding (a) the business, affairs, operations or conditions (financial or otherwise) of the Borrower or any of its Subsidiaries, (b) compliance by the Borrower with its obligations contained herein and (c) the transactions contemplated hereby, in each case as any Bank or the Administrative Agent may reasonably request.

          8.02  Existence, Etc.  The Borrower will, and will
                _______________
cause each of its Subsidiaries to: (a) preserve and maintain its legal existence and all of its material rights, privileges and franchises; (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities (including, without limitation, the FCC) if failure to comply with such requirements would have a Material Adverse Effect; (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves (determined in accordance with GAAP) are being maintained; (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and (e) permit representatives of any Bank or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank or the Administrative Agent (as the case may be).

          8.03  Use of Proceeds.  The Borrower will use the
                ________________
proceeds of the Loans solely for financing acquisitions of radio stations (including net working capital of radio stations so acquired) by the Borrower and/or any of its Restricted
Subsidiaries (in compliance with all applicable legal and regulatory requirements).


          Section 9.  Events of Default.  If one or more of the
                      _________________
following events (herein called "Events of Default") shall occur
                                 _________________
and be continuing:

          (a) The Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan hereunder; or the Borrower shall default in the payment of any fee or any other amount payable by it hereunder which shall remain unremedied for a period of three days; or

                    Subsidiary Loan Agreement
                    _________________________

          (b) Any representation, warranty or certification made or deemed made in any Credit Document (or in any modification or supplement thereto) by the Borrower, or any certificate furnished to any Bank or any of the Administrative Agent pursuant to the provisions thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (c) The Borrower or any of its Subsidiaries or Infinity shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;
     or

          (d) The Borrower or any of its Subsidiaries or Infinity shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect),
     (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,
     (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (e) A proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Subsidiaries or Infinity, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Subsidiary or Infinity or of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower or such Subsidiary or Infinity under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower or such Subsidiary or Infinity shall be entered in an involuntary case under the Bankruptcy Code; or

                    Subsidiary Loan Agreement
                    _________________________

          (f) Any other "Event of Default" under and as defined in the Infinity Credit Agreement shall have occurred and be continuing;

THEREUPON: (i) in the case of an Event of Default other than an Event of Default with respect to the Borrower or Infinity referred to in clause (d) or (e) of this Section 9 the Administrative Agent may and, upon request of the Majority Banks, shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts owing by the Borrower to the Administrative Agent and the Banks under this Agreement and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable, without presentment, demand, protest or other formalities of any kind all of which are hereby expressly waived by the Borrower and (ii) in the case of the occurrence of an Event of Default with respect to the Borrower or Infinity referred to in clause (d) or (e) of this Section 9, the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower under this Agreement and the Notes shall become automatically immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.


          Section 10.  Miscellaneous.
                       ______________

          10.01  Waiver.  No failure on the part of the
                 ______
Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          10.02  Notices.  All notices and other communications
                 _______
provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof, or, in the case of the Banks, at the "Address for Notices" specified below its name on the signature pages of the Infinity Credit Agreement; or, as to any party or any Bank, at such other address as shall be designated by such party or Bank in a notice to each other party and Bank. Except as otherwise provided in this Agreement, all such communications shall be

                    Subsidiary Loan Agreement
                    _________________________
deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

          10.03  Expenses, Etc.  The Borrower agrees to pay or
                 ______________
reimburse each of the Banks and the Administrative Agent for paying: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase), in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the making of Loans hereunder and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the other Credit Documents; (b) all reasonable out-of-pocket costs and expenses of each of the Banks and the Agents (including reasonable counsels' fees) in connection with any Default and any enforcement or collection proceedings relating thereto (including the enforcement of this Section 10.03); and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Credit Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other Credit Document or any other document referred to herein or therein.

          The Borrower hereby agrees (to the fullest extent permitted by law) to indemnify the Administrative Agent and each Bank and their respective directors, officers, employees and agents for, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including any and all losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements incurred by the Administrative Agent to any Bank) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any of the Loans or any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          10.04  Successors and Assigns.  This Agreement shall be
                 ______________________
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that
                                                   ________


                    Subsidiary Loan Agreement
                    _________________________
the Borrower may not assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Banks and the Administrative Agent. No Bank may assign any of its rights or obligations hereunder or with respect to any of the Loans other than in accordance with Section 11.06 of the Infinity Credit Agreement.

          10.05  Survival.  The obligations of the Borrower under
                 ________
Sections 5.01, 5.05, 5.06 and 10.03 hereof shall survive the repayment of the Loans. In addition, each representation and warranty made, or deemed to be made herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any Loan hereunder, any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or any of the Agents may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

          10.06  Captions.  The table of contents and captions
                 ________
and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          10.07  Counterparts.  This Agreement may be executed in
                 ____________
any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          10.08  Governing Law; Submission to Jurisdiction.  This
                 _________________________________________
Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          10.09  Waiver of Jury Trial.  EACH OF THE BORROWER AND
                 ____________________
THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                    Subsidiary Loan Agreement
                    _________________________

          10.10  Appointment of Infinity as Agent.  The Borrower
                 ________________________________
hereby irrevocably appoints Infinity as its agent for the purpose of giving and receiving any and all notices and other communications provided for herein and for all other purposes hereunder and under the Notes. By its signature below, Infinity hereby accepts such appointment.


                    Subsidiary Loan Agreement
                    _________________________

          IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Loan Agreement to be duly executed as of the day and year first above written.


                              HEMISPHERE BROADCASTING CORPORATION


                              By ________________________________
                                 Name:  Farid Suleman
                                 Title: Vice President - Finance


                              Address for Notices:

                              Hemisphere Broadcasting Corporation
                              c/o Infinity Broadcasting Corporation
                              600 Madison Avenue
                              New York, New York  10022

                              Attention:  Mel Karmazin

                              Telecopier No.: (212) 888-2959

                              Telephone No.:  (212) 750-6400


APPOINTMENT AS AGENT
IS HEREBY ACCEPTED:


INFINITY BROADCASTING CORPORATION


By _______________________________
   Name:  Farid Suleman
   Title: Vice President - Finance


Address for Notices:

Infinity Broadcasting Corporation
600 Madison Avenue
New York, New York  10022

Attention:  Mel Karmazin

Telecopier No.: (212) 888-2959

Telephone No.:  (212) 750-6400


                    Subsidiary Loan Agreement
                    _________________________

                              ADMINISTRATIVE AGENT

                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION),
                                as Administrative Agent


                              By ______________________________
                                 Name:
                                 Title:

                              Address for Notices to Chase as
                               Administrative Agent:

                              The Chase Manhattan Bank
                                (National Association)
                              New York Agency
                              4 Chase Metrotech Center
                              13th Floor
                              Brooklyn, New York  11245

                              Telecopier No.:  (718) 242-6900

                              Telephone No.:   (718) 242-7970

                              Attention:  Mary Murphy

                              with a copy to:

                              The Chase Manhattan Bank
                                (National Association)
                              1 Chase Manhattan Plaza
                              New York, New York  10081

                              Telecopier No.:  (212) 552-4905

                              Telephone No.:   (212) 552-5116

                              Attention:  John P. White


                    Subsidiary Loan Agreement
                    _________________________

                                   SCHEDULE I

                                Banks and Loans




Name of Bank                           Amount of Loan
____________                           ______________
Chase Manhattan                        $ 2,346,428.57
Bank of America                        $ 1,955,357.14
Bank of Boston                         $ 1,955,357.14
Bank of Montreal                       $ 1,955,357.14
Chemical Bank                          $ 1,955,357.14
CIC-Union                              $ 1,955,357.14
National Westminster Bank              $ 1,071,428.57
The Bank of New York                   $ 1,955,357.14
Bank of Nova Scotia                    $ 1,877,142.86
Banque Paribas                         $ 1,877,142.86
NationsBank                            $ 1,877,142.86
Society National Bank                  $ 1,028,571.43
Union Bank                             $ 1,877,142.86
ABN AMRO Bank                          $ 1,642,500.00
Corestates                             $ 1,642,500.00
First Union National Bank              $   900,000.00
Fuji Bank, Limited                     $ 1,642,500.00
Midland Bank plc                       $   900,000.00
Mitsubishi Trust                       $ 1,642,500.00
Nippon Credit Bank                     $   900,000.00
Shawmut Bank                           $ 1,642,500.00
Societe Generale                       $ 1,564,285.71
Sumitomo Trust                         $ 1,564,285.71
The Bank of California, N.A.           $   857,142.86
BNP                                    $   857,142.86
Dai-Ichi Kangyo Bank, Ltd.             $ 1,173,214.29
Daiwa Bank                             $ 1,173,214.29
NBD Bank, N.A.                         $   642,857.14
PNC Bank                               $ 1,173,214.29
Royal Bank of Scotland                 $ 1,173,214.29
The Long Term Credit Bank              $ 1,173,214.29
The Sumitomo Bank, Ltd.                $ 1,173,214.29
National Bank of Canada                $   938,571.43
Bank of Ireland                        $   782,142.86
                                       ______________
     TOTAL                             $54,750,000.00
                                       ==============


                  Schedule I to Subsidiary Loan Agreement
                  _______________________________________

                                                                SCHEDULE II


                                Litigation


         1.  On November 20, 1990, the FCC issued a Notice of
                                                    _________
Apparent Liability for Monetary Forfeiture ("NAL") with respect
__________________________________________
to the broadcast by stations WXRK(FM), WYSP(FM), and WJFK-FM of certain allegedly indecent material contained within "The Howard Stern Show." On October 23, 1992, the FCC's Staff issued a Memorandum Opinion and Order in which it determined that each of
____________________________
the three stations was liable for a forfeiture in the amount of $2,000 per station. Two Petitions for Reconsideration filed by the Company were subsequently denied by the FCC, and the FCC's action became administratively final in October, 1993. In December, 1993, the Company notified the FCC that it did not intend to remit the forfeiture and instead wished to avail itself of United States District Court de novo review, which must, by
                                __ ____
statute, be initiated by the government in the form of a collection action. The government has taken no further action in the matter.

         2.  On December 18, 1992, the FCC issued an NAL
advising the Company that it may be liable for a $600,000 monetary forfeiture for the broadcast by WXRK(FM), WYSP(FM), and WJFK-FM of allegedly indecent material in several segments of "The Howard Stern Show." The NAL stated that additional enforcement action would result if additional violations of the indecency regulations have occurred or should occur, and that further action could include additional monetary forfeitures, renewal of licenses for short (i.e., less than seven years) terms
                               ____
or initiation of proceedings directed to the Company's qualifications to remain an FCC licensee. On February 23, 1993, the Company filed a Response with the FCC, vigorously asserting that the cited material is not indecent and raising other defenses. The matter is currently pending before the FCC.

         3. On August 12, 1993, the FCC issued an NAL in the amount of $500,000 against stations WJFK(AM) and WJFK-FM, WXRK(FM), and WYSP(FM) relating to the broadcast of allegedly indecent material within "The Howard Stern Show" on certain dates in November and December, 1992 and January, 1993. The NAL stated that if additional violations of FCC's indecency regulations should occur, further enforcement action could include proceedings focusing upon the Company's qualifications to be an FCC licensee. On October 15, 1993, the Company filed a Response which vigorously contested the allegations made in the NAL. The matter is pending before the FCC.

         4. On February 1, 1994, the FCC released an NAL in the amount of $400,000 against stations WXRK(FM), WYSP(FM) and WJFK(AM & FM) relating to the broadcast of allegedly indecent material within "The Howard Stern Show" on four dates in August, September and October, 1993. The Company's response was filed on

                  Schedule II to Subsidiary Loan Agreement
                  _______________________________________

April 4, 1994, and vigorously contested the allegations of the NAL. The matter is pending before the FCC.

         5. On May 20, 1994, the FCC released an NAL in the amount of $200,000 against Stations WXRK(FM), WJFK(AM & FM) and WYSP(FM) relating to the broadcast of allegedly indecent material within "The Howard Stern Show" on two dates, one in December, 1993 and one in January, 1994. The Company's response to the NAL was filed on July 18, 1994, and vigorously contested the allegations of the NAL. The matter is pending before the FCC.

         6. On August 11, 1992, Hemisphere Broadcasting Corporation, a subsidiary of the Company and licensee of Station WBCN, received an inquiry letter from the FCC with respect to a complaint alleging that the Station had broadcast an indecent joke on its morning drive time program. On October 1, 1992, the Company responded to the FCC's inquiry letter, contesting the allegations contained therein. The matter is currently pending at the FCC.

         7. On August 5, 1993, an organization known as Americans for Responsible Television ("ART") filed a pleading styled as a Formal Petition to Deny against the Company's application for consent to assignment of the KRTH, Los Angeles, license. The Company filed an Opposition to the Petition on August 16, 1993, and ART filed a Reply on August 23, 1993. On approximately October 21, 1993, Mr. Al Westcott filed a late-filed Petition to Deny the KRTH assignment application. On February 1, 1994, the FCC granted the KRTH application and denied both Petitions, and the Company closed the KRTH acquisition on February 15, 1994. On March 3, 1994, ART filed a Petition for Reconsideration of the FCC's grant, and on April 13, 1994, the Company filed an Opposition thereto. The FCC has not yet acted on these filings. Accordingly, the FCC's grant of the KRTH has not become a Final Order, and the application remains pending under the FCC's rules.

         8. On November 3, 1994, ART filed a Petition to Deny against the Company's application for FCC consent to the assignment of the KLUV-FM, Dallas, Texas license. The arguments advanced by ART were similar to those set forth in its Petition against the KRTH assignment. ART cites two complaints relating to allegedly indecent broadcasts not previously considered by the FCC, one filed in March, 1994 relating to broadcasts on two occasions on the Company's Station WBCN in February and March, 1994, and another relating to a September, 1994 broadcast on Station WRNO in New Orleans, a station not licensed to the Company, which carries the Howard Stern Show. On November 17, 1994, the Company filed an Opposition to the Petition which vigorously contested the allegations set forth in the Petition, and ART filed a Reply on November 23, 1994. The matter is currently pending at the FCC.


                  Schedule II to Subsidiary Loan Agreement
                  _______________________________________

                                                                  EXHIBIT A


                              [Form of Note]

                              PROMISSORY NOTE


$_______________                                         _________ __, 19__
                                                         New York, New York

    FOR VALUE RECEIVED, HEMISPHERE BROADCASTING CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to __________________ (the "Bank"), for account of its respective Applicable Lending Offices provided for by the Loan Agreement referred to below, at the principal office of The Chase Manhattan Bank (National Association) at 1 Chase Manhattan Plaza, New York, New York 10081, the principal sum of _______________ Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Bank to the Borrower under the Loan Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period(s) specified for such Loan in the Loan Agreement, at the rates per annum and on the dates provided in the Loan Agreement.

    The date, amount, Type, interest rate, and duration of Interest Period (if applicable) of each Loan made by the Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof.

    This Note is one of the Notes referred to in the Amended and Restated Loan Agreement dated as of December 22, 1994 (as amended, modified and supplemented and in effect from time to time, the "Loan Agreement") between the Borrower and The Chase
           ______________
Manhattan Bank (National Association), as Administrative Agent, and evidences Loans made by the Bank thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Loan Agreement.

    The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.


                                 Note
                                 _____

    This Note shall be governed by, and construed in accordance with, the law of the State of New York.


                             HEMISPHERE BROADCASTING CORPORATION


                             By _________________________
                                Name:
                                Title:



                                 Note
                                 _____

                             SCHEDULE OF LOANS

    This Note evidences Loans assumed, made, Continued or Converted as contemplated by or under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates, and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

  Date                                     Amount
 Assumed   Prin-                            Paid,
  Made,    cipal                 Duration  Prepaid,  Unpaid
Continued  Amount  Type             of    Continued  Prin-
   or        of     of  Interest Interest    or      cipal  Notation
Converted   Loan   Loan   Rate    Period  Converted  Amount  Made by
_________  ______  ____ ________ ________ _________ _______ ________

                                 Note
                                 _____

                                                                EXHIBIT B-1


               [Form of Opinion of Counsel to the Borrower]



                       Opinion of Counsel to the Borrower
                       __________________________________

                                                                EXHIBIT B-2


             [Form of Opinion of FCC Counsel to the Borrower]




                       Opinion of Counsel to the Borrower
                       __________________________________

                       Opinion of Counsel to the Borrower
                       __________________________________